EXHIBIT 5

September 1, 2010

Charming Shoppes, Inc.
450 Winks Lane
Bensalem, Pennsylvania  19020

Re:	Charming Shoppes, Inc. 2010 Stock Award and Incentive Plan

Ladies and Gentlemen:

I am the General Counsel of Charming Shoppes, Inc. (the "Company") and, in that capacity, have assisted in the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to a total of 9,000,000 shares (the "Registered Stock") of common stock, par value $0.10 per share (the "Common Stock"), of the Company, authorized for issuance under the Company's 2010 Stock Award and Incentive Plan (the “Plan”).  I have examined copies of the Company's Restated Articles of Incorporation, as Amended, Bylaws, as Amended, resolutions adopted by the Company's Board of Directors and the Compensation Committee of the Board of Directors, the Compensation Committee Charter and the Plan, and such other documents, and have made such inquiries, as I have deemed appropriate.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals, and the conformity with originals of all items submitted to me as copies.

Based upon the foregoing, it is my opinion that the Registered Stock that may be originally issued pursuant to the Plan, when issued and delivered in accordance with existing terms of the Plan, the resolutions establishing the Plan and providing for grants or issuances thereunder and future authorizations by the Board or Compensation Committee of the Board consistent with those establishing resolutions and the Charter of the Compensation Committee, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

As of September 1, 2010, I owned 85,650 shares of the Company's Common Stock directly, held equity awards providing contractual rights to receive 53,390 shares of Common Stock in the future assuming attainment of performance targets and/or satisfaction of other vesting conditions, and 213,914 stock appreciation rights relating to Common Stock.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.
Sincerely,

/S/ COLIN D. STERN
Colin D. Stern
Executive Vice President, General Counsel and Secretary